EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES THIRD QUARTER REVENUE OF
$749 MILLION AND NET INCOME OF $.22 PER SHARE

Results Continue to Reflect Strong Execution and Focus in the Drive Business
 And Solid Performance of Head Operation

LAKE FOREST, Calif. - Apr. 22, 2004 - Western Digital Corp. (NYSE: WDC) today reported revenue of $749 million on shipments of approximately 11.8 million units, and net income of $47.9 million, or $.22 per share, for its third fiscal quarter ended March 26, 2004.

       A year ago in the March 2003 quarter, Western Digital produced revenue of $706 million, shipped approximately 10.3 million units and earned $54.5 million, or $.26 per share. On a year-over-year basis, revenue grew six percent and units increased 15 percent.

       With an industry-wide focus on desktop hard drive inventory levels in the distribution channel at the end of the December quarter, Western Digital lowered the total number of units in channel inventory and ended the March quarter with about five weeks.

       "We are very pleased with our solid financial performance in the March quarter," said Matt Massengill, chairman and chief executive officer of Western Digital. "We continued to execute well in our core desktop business, we demonstrated sound market discipline in managing distribution channel inventories, and we continued to make meaningful progress toward our strategic goal of growing our business in adjacent storage markets such as personal entertainment, enterprise computing, and mobile computing.

Western Digital Announces Third Quarter Revenue of
$749 Million and Net Income of $.22 Per Share

       "In addition, our gross margin performance in the March quarter of 16.4 percent, albeit reflecting the pressure of current competitive industry conditions, continues to demonstrate the benefits of our operational efficiencies and the integrated head operation. This head operation continues to meet or exceed all of our operating objectives."

       For the nine months ended March 26, 2004, Western Digital reported revenue of $2.3 billion, net income of $121.7 million and diluted earnings per share of $.56, compared to $2.04 billion, $151.1 million and $.74, respectively, for the nine-month period ended March 28, 2003.

       The current nine-month period results include $45 million of start-up expenses and other one-time charges incurred in the quarter ended Sept. 26, 2003, related to the Read-Rite asset acquisition.

       The investment community conference call to discuss these results and the company's outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be accessible live and on an archived basis on the company's Web site at the following link: http://www.westerndigital.com/invest -- click on Conference Calls. A telephone replay will also be available at 800.568.0480; 402.998.1093.

About Western Digital

       Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

       Western Digital was founded in 1970. The company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

       This release contains forward-looking statements, including statements relating to the performance of our head operations.  The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: difficulties faced in operating complex manufacturing processes; availability and cost of specialized product components; pricing trends; actions by competitors; supply and demand conditions in the hard drive industry; changes in product and customer mix; uncertainties related to the development and introduction of products based on new technologies; successful entry into new markets by the company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-Q for the second quarter of fiscal 2004. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

# # #

Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar. 26,	Dec. 26,	Mar. 28,	Mar. 26,	Mar. 28,
	2004	2003	2003	2004	2003*

Revenue, net	$748.9	$834.8	$705.8	$2,297.9	$2,038.2
Cost of revenue	626.3	693.0	583.8	1,937.2	1,688.5
Gross margin	122.6	141.8	122.0	360.7	349.7
Operating expenses:
Research and development	46.5	44.0	34.7	154.2	101.0
Selling, general and administrative	27.2	26.5	30.2	81.4	90.3
Total operating expenses	73.7	70.5	64.9	235.6	191.3
Operating income	48.9	71.3	57.1	125.1	158.4
Net interest and other income (expense)	0.1	--	(0.3)	0.3	(1.0)
Income before income taxes	49.0	71.3	56.8	125.4	157.4
Income tax expense	1.1	2.5	2.3	3.7	6.3
Net income	$47.9	$68.8	$54.5	$121.7	$151.1

Net income per common share:

Basic	$.23	$.33	$.28	$.59	$.78
Diluted	$.22	$.32	$.26	$.56	$.74

Common shares used in computing per share amounts:

Basic	206.7	205.4	196.3	205.4	194.1
Diluted	217.5	217.9	207.7	217.1	202.9

* Certain reclassifications have been made to the previously reported quarterly and fiscal year 2003 information to conform to the current period presentation.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)
(unaudited)

	Mar. 26,	Jun. 27,
	2004	2003*
ASSETS
Current assets:
Cash and cash equivalents	$359.9	$393.2
Accounts receivable, net	308.3	243.9
Inventories	149.1	97.8
Other	19.0	9.2
Total current assets	836.3	744.1
Property and equipment, net	239.4	122.1
Other assets, net	31.4	--
Total assets	$1,107.1	$866.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$420.5	$364.6
Accrued expenses	139.0	141.1
Current portion of long-term debt	6.3	--
Total current liabilities	565.8	505.7
Other liabilities	26.6	33.1
Long-term debt	43.8	--
Shareholders' equity:
Common stock	2.1	2.0
Additional paid-in capital	681.3	659.6
Accumulated deficit	(212.5)	(334.2)
Total shareholders' equity	470.9	327.4
Total liabilities and shareholders' equity	$1,107.1	$866.2

* Certain reclassifications have been made to the previously reported quarterly and fiscal year 2003 information to conform to the current period presentation.